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                          TECHNOLOGY LICENSE AGREEMENT
                          ----------------------------

     This Technology License Agreement (this "Agreement") is made as of the 10th day of March, 1993 between ALZA Corporation, a Delaware corporation ("ALZA") and Therapeutic Discovery Corporation, a Delaware corporation ("TDC").

                                R E C I T A L S
                                - - - - - - - -

     A.   ALZA has proprietary rights to drug delivery technology.

     B. TDC proposes to undertake the development of one or more products using Alza Proprietary Rights and expects to develop or acquire certain technology in connection therewith.

     C. As of the date hereof, ALZA and TDC are entering into a Development Agreement.

     D. ALZA is willing to grant to TDC a license to practice Alza Proprietary Rights solely for the purpose of developing and commercializing Products under the circumstances hereinafter set forth.

     NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   DEFINITIONS.

          For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote


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for the election of directors in the case of a corporation, and at least 50%
of the interests in profits in the case of a business entity other than a corporation.

          1.2 "ALZA Proprietary Rights" shall mean all Proprietary Rights of ALZA (including the Developed Technology) to the extent they are owned and controlled by ALZA now or during the term of the Development Contract.

          1.3 "Developed Technology" shall mean Proprietary Rights that (i) are generated, developed, conceived or first reduced to practice, as the case may be, by ALZA or others than ALZA under a Product Development Program undertaken pursuant to the Development Contract or (ii) are acquired by or otherwise obtained on behalf of TDC during the term of the Development Contract from persons other than ALZA and necessary or useful to the development or commercialization of Products.

          1.4 "Development Contract" shall mean the Development Agreement dated as of the date hereof between ALZA and TDC.

          1.5 "Infringing Product" shall mean any product sold by a third party which infringes or is alleged to infringe any patent or patents licensed to TDC hereunder.

          1.6 "License Option Agreement" shall mean the License Option Agreement dated the date hereof between ALZA and TDC.

          1.7 "Pre-Existing Rights" shall mean the rights of Ciba-Geigy Limited or one of its Affiliates under those certain agreements dated May 2, 1982 between ALZA and Ciba-Geigy Limited or one of its Affiliates.


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          1.8  "Product" shall mean a product accepted for development under the Development Contract. Confirmation of the list of Products shall be made at any time by either party upon the reasonable request of the other.

          1.9 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications for any of the foregoing, owned or licensed to a person and which such person has the right to license. Proprietary Rights shall not include trademarks.

          1.10 "Purchase Option" shall mean that certain option to purchase all of the outstanding shares of TDC Class A Common Stock that is granted to ALZA pursuant to TDC's Certificate of Incorporation, as amended.

     2.   LICENSE TO ALZA TECHNOLOGY.

          2.1 GRANT OF LICENSE. ALZA hereby grants to TDC, on the terms and conditions of this Agreement, a worldwide, exclusive license (subject to the Pre-Existing Rights), in perpetuity, with the right to sublicense (as set forth below), to practice ALZA Proprietary Rights to develop and commercialize Products, but for no other purpose whatsoever. TDC shall not sublicense any ALZA Proprietary Rights to, or enter into other arrangements with respect to any ALZA Proprietary Rights with, any third party for any purpose, except as set forth in Sections 2.2 and 2.3.

          2.2  Permitted Sublicenses.

               (a) Except as set forth in clause (b) below, TDC may grant sublicenses to ALZA and third parties to practice ALZA


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Proprietary Rights solely for the purpose of conducting activities in connection with the development of Products; provided that during the term of the Development Contract, any such sublicenses shall be in accordance with the terms of the Development Contract.

               (b) If ALZA shall fail to exercise its License Option with respect to any Product in one or more countries, from and after termination of such License Option in any such country, TDC may sublicense ALZA Proprietary Rights in or solely to the extent necessary to complete the development of, or to make, use or sell such Product in such country, to a third party or third parties for the sole purpose of commercializing such Product in such country.

          2.3 CONDITIONS OF SUBLICENSES. Each sublicensee shall sign such agreements as ALZA reasonably deems appropriate to protect ALZA Proprietary Rights and to protect ALZA's rights under all agreements between ALZA and TDC and under the Purchase Option. Each sublicensee shall have all the duties of TDC hereunder with respect to such sublicense, and each sublicensee shall acknowledge these duties to ALZA in writing. No sublicense shall have the effect of relieving TDC of any of its obligations hereunder.

          2.4 PRIOR AND FUTURE GRANTS. TDC understands and acknowledges that ALZA is in the business of developing products incorporating ALZA Proprietary Rights for its own account or under arrangements with third parties, and that as a result, the license granted hereunder is limited strictly to the development and


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commercialization of Products, and ALZA may grant third party licenses to
ALZA Proprietary Rights for other purposes.

     3.   EFFORTS OF TDC.

          3.1 DILIGENCE. TDC promptly shall commence and shall use diligent efforts to develop Products under the Development Contract.

     4.   PATENTS.

          4.1 NOTIFICATION OF INFRINGEMENT. TDC shall notify ALZA of any infringement or alleged infringement known to TDC of any patent covering ALZA Proprietary Rights or of any unauthorized or alleged unauthorized use known to TDC of any ALZA Proprietary Rights by the manufacture, use or sale by a third party of any Infringing Product. In the event of any such alleged infringement or unauthorized use, ALZA shall have the right, at its own expense and with the right to all recoveries, to take appropriate action to restrain such alleged infringement or unauthorized use. If ALZA takes such action, TDC shall cooperate fully with ALZA in its pursuit thereof, at ALZA's expense, to the extent reasonably requested by ALZA. If (a) the Infringing Product is substantially similar to a Product (in that the Infringing Product incorporates the same drug compound or compounds as its active agent or agents as such Product and a substantially similar delivery system) for which ALZA's License Option has expired unexercised, and (b) within six months after written notice from TDC, ALZA has not commenced any action to restrain such alleged infringement or unauthorized use, and (c) if, at such time, the annualized unit sales volume of such Infringing Product in a country equals or exceeds 25% of the unit sales volume of the related Product in such country, then TDC shall have the right, at its own expense and


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with the right to all recoveries, to take such action as it deems appropriate to restrain such alleged infringement or unauthorized use. If TDC takes any such action, ALZA shall cooperate fully with TDC in its pursuit thereof, at TDC's expense, as may reasonably be requested by TDC. TDC shall not settle any such action relating to any alleged infringement or unauthorized use which in any manner would affect ALZA Proprietary Rights without the prior written consent of ALZA.

     5.   CONFIDENTIALITY OF INFORMATION.

          5.1 CONFIDENTIALITY. During the term of this Agreement and for a period of 10 years following its termination, TDC shall maintain in confidence all ALZA Proprietary Rights; provided, however, that nothing contained herein shall prevent TDC from disclosing any ALZA Proprietary Rights to the extent such ALZA Proprietary Rights (a) are required to be disclosed in connection with securing necessary governmental approvals for the marketing of Products, or to make, use or sell Products, (b) are required to be disclosed for the purpose of complying with governmental regulations,
(c) are disclosed in connection with any sublicense permitted hereunder, (d) are known to or used by TDC prior to the date hereof as evidenced by TDC's written records, (e) are lawfully disclosed to TDC by a third party having the right to disclose such information to TDC, or (f) either before or after the time of disclosure to TDC, become known to the public other than by an unauthorized act or omission of TDC or any of TDC's employees or agents. Any disclosure of ALZA Proprietary Rights to third parties shall be made subject to similar obligations of confidentiality on the part of such third parties. The obligations pursuant to this Section 5 shall survive the termination of this


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Agreement for any reason.  Any breach of this Section 5.1 shall result in irreparable harm, and in the event of a breach, the aggrieved party shall be entitled to injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity.

     6.   DISCLAIMERS.

          6.1 DISCLAIMER CONCERNING ALZA PROPRIETARY RIGHTS. ALZA DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (i) THAT ANY ALZA PROPRIETARY RIGHTS, OR THE USE THEREOF, OR ANY PRODUCT CANDIDATES OR PRODUCTS INCORPORATING OR MANUFACTURED BY THE USE THEREOF, WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY THIRD PARTY OR (ii) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE ALZA PROPRIETARY RIGHTS OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN, DEVELOPMENT, MANUFACTURE, USE OR SALE OF PRODUCTS. ALZA DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

     7.   REPORTS OF ADVERSE REACTION.

          7.1 REPORTS. During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the efficacy or safety of a Product and shall promptly report to the other party any information or notice of adverse or unexpected reactions or side effects related to the utilization or medical administration of a Product. Further, during the term of this Agreement, each party shall promptly inform the other of any information that it obtains or develops regarding the safety of any ALZA Proprietary Rights as related to the Products and shall promptly report to the other party any information or notice of


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adverse or unexpected reactions or side effects related to the utilization or medical administration of Product incorporating ALZA Proprietary Rights.
Each party shall allow the other to comply with the adverse reaction reporting requirements of the Food, Drug and Cosmetic Act, 21 USC 321 et seq., and regulations thereunder with respect to the Products by notifying the other party in writing of any "adverse drug experience" that is considered "serious" or "unexpected" regardless of source, in a manner so that the other party shall receive such notice within three working days of the notifying party's first having "obtained or otherwise received" such "adverse drug experience...from any source" as those terms are defined in 21 CFR 314.80. Each party shall provide the other party with copies of Adverse Drug Experience Reports filed with the FDA as to the Products. The obligations under this 7.1 shall be subject to legal and contractual obligations prohibiting the disclosure of such information. TDC agrees and acknowledges that ALZA may provide information it obtains under this Section
7.1 to ALZA's other clients developing and/or marketing products incorporating the same delivery systems as are incorporated in the Products.

     8.   TERMINATION.

          8.1 TERMINATION FOR BREACH. Either party may terminate this Agreement effective upon the giving of written notice of such termination to the other party in the event such other party:

               (a) breaches any of its material obligations hereunder or under the License Option Agreement and such breach continues for a period of 60 days after written notice thereof by the other party; and

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               (b)  enters into any proceeding, whether voluntary or
otherwise, in bankruptcy, reorganization, arrangement for the appointment of a receiver or trustee to take possession of such other party's assets or any other proceeding under any law for the relief of creditors, or makes an assignment for the benefit of such other party's creditors.

     This Agreement shall automatically terminate upon termination by TDC of the Development Contract other than due to a breach by ALZA, or upon termination by ALZA of the Development Contract due to a breach by TDC.

     9.   FORCE MAJEURE.

          9.1 FORCE MAJEURE. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

     10.  INDEMNIFICATION.

          10.1 INDEMNITY. TDC shall indemnify, defend and hold ALZA harmless from and against any and all liabilities, claims, demands, damages, costs, expenses or money judgments incurred by or rendered against ALZA and its Affiliates, which arise out of the use, design, labeling or manufacture, processing, packaging, sale or commercialization of the Products by TDC, its Affiliates, subcontractors and sublicensees. ALZA shall permit TDC's attorneys,


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at TDC's discretion and cost, to handle and control the defense of any claims or suits as to which ALZA may be entitled to indemnity hereunder, and ALZA agrees not to settle any such claims or suits without the prior written consent of TDC.

          10.2 NOTICE. ALZA shall give TDC prompt notice in writing, in the manner set forth in Section 11.6 below, of any claim or demand made against ALZA for which ALZA may be entitled to indemnity under Section 10.1. ALZA shall have the right to participate, at its own expense, in the defense of any such claim or demand to the extent it so desires.

     11.  MISCELLANEOUS.

          11.1 AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.


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          11.2 ASSIGNMENT. Neither party may assign its rights and
obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that ALZA may assign such rights and obligations hereunder to any person or entity with which ALZA is merged or consolidated or which purchases all or substantially all of the assets of ALZA.

          11.3 ARBITRATION.

               11.3.1 ARBITRATION. All disputes which may arise under, out of or in connection with this Agreement shall be settled by arbitration conducted in the City of San Francisco, State of California, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 11.7 of this Agreement shall be valid and sufficient.

               11.3.2 ARBITRATORS. In any arbitration pursuant to this
Section 11.3, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members who shall be appointed by the parties jointly, or if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by ALZA and one arbitrator shall be appointed by TDC within 60 days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of such two arbitrators. In the event of failure of the two arbitrators to agree within 75 days after commencement of the arbitration proceeding upon the appointment


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of the third arbitrator, the third arbitrator shall be appointed by the
American Arbitration Association in accordance with its then existing rules. Notwithstanding the foregoing, in the event that any party shall fail to appoint an arbitrator it is required to appoint within the specified time period, such arbitrator and the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. For purposes of this Section 11.3, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

          11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

          11.5 GOVERNING LAW. This Agreement shall be governed by the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.

          11.6 HEADINGS. The headings set forth at the beginning of the various sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

          11.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:


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          If to ALZA:             ALZA Corporation
                                  950 Page Mill Road
                                  P. 0. Box 10950
                                  Palo Alto, CA 94303-0802
                                  Attention:  Vice President, Legal

          If to TDC:              Therapeutic Discovery Corporation
                                  1290 Page Mill Road
                                  P.O. Box 10051
                                  Palo Alto, CA 94303-0860
                                  Attention:  Chief Executive Officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this
Section 11.7.

          11.8 PUBLIC DISCLOSURE. Neither party shall disclose to third parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

          11.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum


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extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon 60 days' prior written notice to the other party.

          11.10 RELATIONSHIP OF THE PARTIES. For all purposes of this Agreement, TDC and ALZA shall be deemed to be independent contractors and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute TDC and ALZA as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

          11.11 SURVIVAL. The provisions of Sections 1, 2.3, 4, 5, 6, 7, l0, 11.3, 11.5, 11.7, 11.8, 11.9, 11.10 and this Section 11.11 shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.


                                  ALZA CORPORATION


                                  By: /s/ Jane E. Shaw
                                     -----------------------------------------
                                  Title: President and Chief Operating Officer
                                        --------------------------------------


                                  THERAPEUTIC DISCOVERY CORPORATION


                                  By: /s/ Pieter P. Bonsen
                                     -----------------------------------------
                                  Title: President
                                        --------------------------------------




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